Exhibit 4.5

PRUDENTIAL PLC

THE PRUDENTIAL RESTRICTED STOCK PLAN 2015

Expiry date:	30 June, 2025

SLAUGHTER AND MAY

One Bunhill Row,

London EC1Y 8YY

Ref: RXD

529921240

THE RULES OF THE PRUDENTIAL RESTRICTED STOCK PLAN 2015

CONTENTS

1.	INTERPRETATION AND CONSTRUCTION		1

	1.1	Definitions	1
	1.2	Meaning of ceasing to be employed within the Group	4
	1.3	Construction of Rules	4
	1.4	Governing law	5
	1.5	Administration	5
	1.6	Disputes	5
	1.7	Section 409A of the Internal Revenue Code	5

2.	ELIGIBILITY		5

	2.1	General	5
	2.2	Absent on leave	5
	2.3	No right or obligation	6

3.	GRANTING AWARDS		6

	3.1	Restrictions on grant	6
	3.2	Operation of Plan	6
	3.3	Granting Awards	7
	3.4	Timing of grant	7
	3.5	Performance Targets	7
	3.6	Deed of grant for Awards (other than Restricted Awards)	8
	3.7	Agreement for Restricted Awards	8

4.	INDIVIDUAL LIMITS		9

5.	USE OF SHARES		9

6.	VESTING OF SHARES		9

	6.1	Vesting of Awards	9
	6.2	Adjustment for dividends	9

7.	RESTRICTIONS UPON EXERCISE, RELEASE AND FORFEITURE		10

	7.1	General	10
	7.2	Restrictions upon exercise and vesting	10
	7.3	Cessation of Restrictions	10
	7.4	Lapsing of Awards	11
	7.5	Share dealing code	11

8.	ADJUSTMENT AND CLAWBACK OF AWARDS		12

	8.1	Review of Awards	12
	8.2	Postponement of Release Date	12
	8.3	Adjustment of Awards	12
	8.4	Clawback	12

9.	EXERCISE OF AWARDS OR RELEASE OF SHARES		13

	9.1	Exercise of Nil-cost Award	13
	9.2	Release or transfer of Vested Shares	14
	9.3	Payment of SAR Award	14
	9.4	Withholding obligations	15
	9.5	Cash or Share Alternative	16

10.	LEAVING EMPLOYMENT		17

	10.1	Leaving employment - general	17
	10.2	Leaving employment - Vested Awards	17
	10.3	Leaving employment - Unvested Awards	18
	10.4	Death of a Participant	18

11.	CHANGE OF CONTROL AND LIQUIDATION		19

	11.1	Exercise of Awards or release of Shares	19
	11.2	Lapsing of Awards	20
	11.3	Overriding provision	20

12.	SUBSTITUTE AWARDS FOLLOWING CHANGE OF CONTROL		21

	12.1	Application of Rule 12	21
	12.2	Release of Awards	21
	12.3	Deemed release	21
	12.4	Consequences of release	21

13.	VARIATION OF CAPITAL		22

	13.1	Application of Rule 13	22
	13.2	Adjustment of Awards (other than Restricted Awards)	22
	13.3	Restriction on adjustment	22
	13.4	Notification of adjustment	22

14.	GENERAL		22

	14.1	Non-transferability of Awards	22
	14.2	Relationship to contract of employment	23
	14.3	Notices and circulars to shareholders	23
	14.4	Costs	23
	14.5	Notices to Eligible Employees and Participants	23
	14.6	Notices to Company and Trustee	23

15.	CHANGING AND ENDING THE PLAN		24

	15.1	Power of change - general	24
	15.2	Power of change - sub-plans	24
	15.3	Power of change - limitations	24
	15.4	Power of change - exceptions	24
	15.5	Notification of changes	24
	15.6	Ending the Plan	25

THE PRUDENTIAL RESTRICTED STOCK PLAN 2015

1.	INTERPRETATION AND CONSTRUCTION

1.1	Definitions

In this Plan, the following expressions have the meanings shown next to them:

Award - an award made under this Plan which is either a Conditional Award, a Restricted Award or a SAR Award;

Award Shares - the Shares over which an Award is granted;

CA 2006 - Companies Act 2006;

Cause - any reason which justifies a Participant’s summary dismissal;

Committee - the remuneration committee of the board of directors of the Company or any applicable business remuneration committee which has adopted these rules;

Company - Prudential plc registered in England with No. 1397169;

Conditional Award - a right to receive Shares in accordance with the Rules;

Control - the same meaning as in section 995 (Meaning of “control”) of the Income Tax Act 2007;

Dealing Day - a day on which the UK Stock Exchange is open for business;

Eligible Employee - any employee who is eligible to take part in the Plan according to Rule 2 (Eligibility);

Exercise Period - in relation to a Nil-cost Award, the period of 12 months starting on the Release Date unless the Committee sets a different period at the time of grant. The different period may not begin earlier than the Release Date, nor end later than the day before the tenth anniversary, of the Grant Date;

Financial Year - a financial year of the Company within the meaning of section 390 (A company’s financial year) of the CA 2006;

Grant Date - subject to Rule 3.1(B) (Restrictions on grant) the date on which an Award is granted;

Grantor - the Company for Awards granted or to be granted by the Company and the Trustee for Awards granted or to be granted by the Trustee;

Group:

(i)	for the purposes of Rule 10 (Leaving employment), the Company and its Subsidiaries together with any other company of which not less than 20% of its equity share capital

(within the meaning of section 548 (Equity share capital) of the CA 2006) is beneficially owned (directly or indirectly) by the Company and its Subsidiaries and which the Committee has resolved for the time being should be treated for the purposes of that Rule as a member of the Group; and

(ii)	for all other purposes, the Company and its Subsidiaries,

and the expression member of the Group will be construed accordingly;

Holding Company - the same meaning as in section 1159 (Meaning of “subsidiary” etc) of the CA 2006;

Internal Revenue Code - the US Internal Revenue Code of 1986 (as amended), and the Treasury regulations promulgated thereunder;

NIC Liability - a liability to pay national insurance contributions in the United Kingdom (or their equivalent outside the United Kingdom) in relation to an Award or the benefits received or capable of being received in respect of an Award;

Nil-cost Award - a Conditional Award or an SAR Award that has an Exercise Period;

Participant - the holder of an Award or, after his death, his personal representative;

Participating Employer - any member of the Group;

Performance Target – the target or targets set for an Award under Rule 3.5 (Performance Targets) as changed from time to time under that Rule;

Permitted Reason - in relation to a Participant:

(i)	his retirement;

(ii)	his ill-health, injury or disability;

(iii)	his redundancy within the meaning of the Employment Rights Act 1996;

(iv)	the company by which he is employed ceasing to be a member of the Group; or

(v)	the business, or part of the business, in which he works being transferred to a transferee which is not a member of the Group;

provided, that, in relation to any Awards of a US Taxpayer which constitute “nonqualified deferred compensation” within the meaning of section 409A of the Internal Revenue Code, an event listed above is not to be treated as a Permitted Reason unless either (a) it constitutes a “separation from service” or (b) “disability” or (c) “change in ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” within the meaning that such phrases and terms have for the purposes of section 409A of the Internal Revenue Code);

Plan - this plan including any schedule to the Rules;

Release Date - subject to the Rules the third anniversary of the Grant Date or such other date as the Committee may have set at the Grant Date being, in the case of a Restricted Award, not later than the day before the fifth anniversary of the Grant Date;

Restricted Award - an award of Shares which is subject to the Rules;

Restrictions - the restrictions and the risk of forfeiture referred to in Rule 3.6 (Agreement for Restricted Awards);

Rules - the rules of this Plan;

SAR Award - a right to be paid an amount in cash in accordance with the Rules;

Service Factor - the fraction of which:

(i)	the numerator is the number of complete days in the relevant period (see below) prior to the date of cessation of employment (where Rule 10 applies) or the relevant date (in any case where Rule 11 (Change of Control and liquidation) applies (with relevant date having the meaning given to it in that Rule)); and

(ii)	the denominator is the total number of complete days in the relevant period;

and for these purposes the relevant period is the period which starts with the Grant Date and ends with the Release Date but ignoring any provision in the Rules which deems the Release Date to have occurred earlier than it would otherwise have done but for that provision;

Share - a fully-paid ordinary share in the capital of the Company;

Subsidiary - the same meaning as in section 1159 (Meaning of “subsidiary” etc) of the CA 2006;

Trustee - the trustee of any employee benefit trust set up for the benefit of employees of the Group;

UK Listing Authority - the Financial Conduct Authority acting in its capacity as the competent authority for the purposes of Part 6 (Official List) of the Financial Services and Markets Act 2000 or such other person as is from time to time appointed to be the competent authority for the purposes of that Act;

UK Stock Exchange - London Stock Exchange plc or any recognised investment exchange for the purposes of the Financial Services and Markets Act 2000 which may take over the function of the London Stock Exchange plc;

Unvested Award - an Award, or (as the case may be) that part of an Award, which is not a Vested Award;

Unvested Shares - the Award Shares subject to an Unvested Award;

US - the United States of America;

US Taxpayer - any person who is subject to US federal income tax;

Vested Award - subject to the Rules that part of the Award (if any) in respect of which the Release Date has occurred and any applicable Performance Target has been satisfied; and

Vested Shares - the Award Shares subject to a Vested Award.

1.2	Meaning of ceasing to be employed within the Group

(A)	For the purposes of Rule 10 (Leaving employment) but subject to (B), a Participant is to be treated as ceasing to be employed within the Group when he is no longer employed by any company which is a member of the Group. For the avoidance of doubt, a Participant will cease to be employed by a member of the Group if the company by which he is employed ceases to be a member of the Group.

(B)	If a Participant is away from work:

(i)	in circumstances where he has a contractual or statutory right to return to work at the end of the period of leave; or

(ii)	because of a period of leave approved by the Committee for this purpose,

the Participant will be treated for the purposes of Rule 10 (Leaving employment) as continuing to be employed within the Group (whether or not he is) unless and until the Committee is satisfied that there is no longer any reasonable expectation that the Participant will return to work and not to have ceased to be so employed if he returns to work at the end of that period of leave.

(C)	In relation to the Awards of a US Taxpayer which constitute “nonqualified deferred compensation” within the meaning of section 409A of the Internal Revenue Code, the Participant is to be treated as ceasing to be employed within the Group for the purposes of the Plan when either:

(i)	the Participant has a “separation from service”;

(ii)	the Participant suffers a “disability”; or

(iii)	the member of the Group by which the Participant is employed ceases to be a member of the Group by reason of a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation”, within the meaning that such terms and phrases have for the purposes of section 409A of the Internal Revenue Code.

1.3	Construction of Rules

(A)	Any reference in the Plan:

(i)	to the singular includes the plural and vice versa;

(ii)	to the masculine includes the feminine; and

(iii)	to an enactment includes that enactment as for the time being amended or re-enacted.

(B)	Any reference in a Rule to a number or letter in parenthesis (for example, (B)) is a reference to the paragraph in that Rule with that number or letter.

(C)	The headings to the Rules are for reference purposes only and are not to be used in construing the meaning of the Rules.

1.4	Governing law

Any Award granted under the Plan and any agreement made under it are governed by English law.

1.5	Administration

Unless the Rules say otherwise, the Company will administer the Plan.

1.6	Disputes

The Committee’s decision on the construction of the Rules and on any disputes arising under the Plan is final and binding on all persons.

1.7	Section 409A of the Internal Revenue Code

In relation to Awards granted to US Taxpayers, the intention is that such Awards should be administered in compliance with section 409A of the Internal Revenue Code. Any provision of the Plan that could violate section 409A is void for US Taxpayers. The Committee may make whatever changes are required in relation to the treatment of such Awards to ensure that that intention is satisfied.

2.	ELIGIBILITY

2.1	General

A person is eligible to be granted an Award at the discretion of the Committee if he is an employee (whether or not he is also a director) of a Participating Employer on the Grant Date and not under notice (given or received) except that no director of the Company is eligible to be granted an Award.

2.2	Absent on leave

This Rule applies where an individual is away from work with a Participating Employer in circumstances where he has a statutory or contractual right to return to work at the end of the period of leave. For the purposes of Rule 2, the individual may be treated as continuing to be employed by the Participating Employer unless and until the Committee is satisfied that there is no longer any reasonable expectation of the individual returning to work in exercise of his statutory or contractual rights to do so.

2.3	No right or obligation

Each Participant acknowledges that he has no right to be granted an Award and that he will not acquire such a right, nor shall the Committee come under any obligation, merely by virtue of having been granted one or more Award(s).

3.	GRANTING AWARDS

3.1	Restrictions on grant

(A)	The Committee must make sure:

(i)	that the limit in Rule 4 (Individual limits) is not exceeded;

(ii)	that Awards are not granted after 30 June, 2025; and

(iii)	that the Plan is not operated at any time, or in any circumstances, when to do so would breach the Criminal Justice Act 1993, the Company’s code of practice on dealings in shares and securities, the Listing Rules of the UK Listing Authority or any other applicable laws or regulations.

(B)	If by reason of (A)(iii) the date on which an Award is granted to an Eligible Employee has to be deferred, the Committee may nevertheless decide that the Grant Date of that Award will be the date on which the Award would have been granted but for the deferral.

3.2	Operation of Plan

(A)	Whenever it decides to operate the Plan, the Company must decide:

(i)	who is to be the Grantor of the Award;

(ii)	what type of Awards are to be granted; and

(iii)	whether the Awards are to be subject to Performance Targets.

(B)	If the Grantor is to be the Trustee, the Committee must obtain the Trustee’s agreement beforehand. The Trustee may not grant an Award without the consent of the Committee.

(C)	Where an Eligible Employee is invited to participate in the Plan, the invitation must be in such form as the Committee may from time to time determine but shall contain the following information:

(i)	the basis upon which an Eligible Employee may participate;

(ii)	the method by which he may participate; and

(iii)	the date by which, and the manner in which, the Eligible Employee must accept the invitation.

(D)	For the avoidance of doubt, invitations may be issued at different times to different Eligible Employees.

(E)	In the case of an Eligible Employee who is a US Taxpayer and who is invited to participate in the Plan any election by an Eligible Employee as to whether he will participate in the Plan in respect of a Financial Year will be irrevocable.

(F)	In the case of an Eligible Employee who is a US Taxpayer, where an individual first becomes an Eligible Employee under this Plan (the term “Plan” for these purposes includes any other plan(s) which must be aggregated with the Plan under section 409A of the Internal Revenue Code) after the start of the Financial Year and is not able to make the election referred to in (E) by the date that is six months before the end of the Financial Year, the Eligible Employee must make the election, if at all, within the 30-day period starting with the date on which he becomes an Eligible Employee.

(G)	An Eligible Employee who is a US Taxpayer must not be granted Nil-Cost Awards (whether as Conditional Awards or as SAR Awards).

3.3	Granting Awards

(A)	On the Grant Date, the Grantor must grant an Award to each Eligible Employee who is to be granted an Award.

(B)	Notwithstanding (A), Awards may not be granted to any individual who is not an Eligible Employee on the Grant Date.

(C)	For the avoidance of any doubt, a SR Award does not entitle a Participant to any rights in respect of Shares but only to the payment of an amount which is linked to the value of Shares.

3.4	Timing of grant

Subject to Rule 3.1, Awards may be granted at any time and from time to time.

3.5	Performance Targets

(A)	The Committee may make any Award subject to a Performance Target and it may also impose additional conditions. The Performance Target and any additional conditions must be objective.

(B)	The Committee must set the period over which the Performance Targets are measured which will normally be a minimum period of a year beginning either with the Grant Date or with the start of the financial year of the Company in which the Award is granted. This is without prejudice to any Rule which provides for the Performance Target to be measured over a shorter period.

(C)	The Committee may change the Performance Target or the additional conditions to which an Award is subject in any of the following circumstances:

(i)	if an event or a series of events happens as a result of which the Committee considers it fair and reasonable to make the change;

(ii)	to take account of any changes in the law; and

(iii)	to get or keep favourable tax, exchange control or regulatory treatment for Participants or any member of the Group.

(D)	The power to change includes the power to adjust the existing Performance Target or additional conditions and to impose a new objective Performance Target or different objective conditions. The change must not, however, have the effect, in the opinion of the Committee, of making the Performance Target or the additional conditions either materially easier or materially more difficult to achieve than it was or they were when the Award was granted.

(E)	The Company must tell each Participant of any change in the Performance Target or additional conditions which apply to his Award.

3.6	Deed of grant for Awards (other than Restricted Awards)

On the Grant Date, the Grantor must execute a deed of grant in favour of each recipient of an Award other than a Restricted Award. The deed of grant may be in favour of more than one recipient. If so, it will be retained by the Grantor but the Grantor must make it (or the relevant part of it) available for inspection by each recipient. As soon as practicable after the Grant Date, the Company must procure that each recipient is given written details of his Award including details of the Release Date.

3.7	Agreement for Restricted Awards

(A)	An Eligible Employee who is to be granted a Restricted Award must enter into an agreement on or before the Grant Date of that Award under which he agrees:

(i)	that, in the circumstances set out in the Rules and in the agreement, his Award Shares will be forfeited; and

(ii)	that, until the earlier of the Release Date and such other date as the Rules provide:

(a)	he will not to assign, transfer or charge his Award Shares or any interest in them;

(b)	he will not, except in relation to any dividends (other than dividends which in the opinion of the Committee are abnormal) paid on the Award Shares or as otherwise permitted by the Committee, assign, transfer or charge any value which he receives in respect of his Award Shares and that such value shall itself be treated as forming part of the Award Shares unless and to the extent that the Committee decides otherwise;

(c)	if the Committee has so specified, he will waive his dividends or reinvest his dividends to purchase additional Shares which will form part of the Award Shares;

(d)	if the legal interest in the Award Shares is transferred to him and the Committee so decides, he will deposit the share certificates (or other documents of title) relating to his Award Shares with such person as the Committee may decide.

(B)	The Grantor must make a Restricted Award by transferring, or procuring the transfer of, the beneficial interest and (if the Committee so decides) the legal interest in the Award Shares to the Eligible Employee on the Grant Date.

(C)	The Company may enter into such arrangements as it thinks fit in order to enforce the obligations of the Eligible Employee under the agreement.

4.	INDIVIDUAL LIMITS

An Award will be over such number of Shares as the Committee determines but must be limited so that the total market value of the Shares subject to the Award when added to the total market value of shares granted to the Participant in the same Financial Year of the Company under the Plan does not exceed 600% of the Participant’s basic annual salary on the relevant Grant Date (or such higher amount as the Committee may approve). For these purposes the market value of a Share shall be its closing price on the Dealing Day immediately before the Grant Date.

5.	USE OF SHARES

The Committee must make sure that there is no issue of new Shares or transfer of treasury Shares in satisfaction of a Participant’s rights under an Award.

6.	VESTING OF SHARES

6.1	Vesting of Awards

(A)	An Award will vest on such date(s) in respect of such proportions of the Award as the Committee may determine when the Award is granted which shall be the Release Date. If no determination is made then the Award will vest in full on the third anniversary of the Grant Date in respect of all the Shares.

(B)	Where an Award has been granted subject to a Performance Target, at the end of the period for measurement of the Performance Target the Committee shall determine whether and to what extent the Performance Target has been met. If and to the extent that a Performance Target is not met in respect of an Award then the number of Shares subject to that Award will be reduced and the Award will, to that extent, be treated as having lapsed.

6.2	Adjustment for dividends

(A)	Subject to (B), when an Award vests, then, as the Committee may decide either:

(i)	the number of Award Shares which become Vested Shares (if any) will be increased in accordance with (D) to reflect the dividends (and associated tax credits) paid by the Company during the relevant period (see (C)); or

(ii)	that, when the Vested Shares are transferred or, in the case of a SAR Award, when the cash amount is paid, the Participant will be paid an amount which (before tax and other applicable withholdings) is equal to those dividends (and associated tax credits); or

(iii)	that no adjustment or payment will be made.

(B)	No such adjustment may be made in respect of a Restricted Award save as regards any period during which the Participant has been required to waive the dividends attributable to that Restricted Award.

(C)	The relevant period is the period starting on the Grant Date and ending:

(i)	in the case of a Conditional Award, on the date on which the Vested Shares are transferred to the Participant (or to someone chosen by him); and

(ii)	in the case of a SAR Award, on the date on which the cash amount is paid to the Participant.

(D)	Where (A)(i) applies, the number of Award Shares that become Vested Shares will be increased, as the Committee may decide, either:

(i)	by assuming that the dividends that would have been paid on those Shares that become Vested Shares (had the Participant been the owner of them) would (together with the associated tax credits) have been reinvested in accordance with the Company’s dividend reinvestment programme (if any) and otherwise on each dividend payment date; or

(ii)	by such number of Shares as have a market value equal to the amount referred to in (A)(ii) and for this purpose the market value of a Share will be the average of the closing middle-market quotations of a Share, as derived from the Daily Official List of the UK Stock Exchange, for the five Dealing Days immediately before the date on which the Shares are to be transferred to the Participant (or to someone chosen by him); or

(iii)	by applying the amount referred to in (A)(ii) in purchasing Shares in the market.

7.	RESTRICTIONS UPON EXERCISE, RELEASE AND FORFEITURE

7.1	General

Rules 7 and 8 override the other Rules except where otherwise stated.

7.2	Restrictions upon exercise and vesting

A Participant may not exercise (or be deemed to exercise) a Nil-cost Award or have Shares transferred in respect of a Conditional Award (which is not a Nil-cost Award) or be paid a cash amount in respect of a SAR Award (which is not a Nil-cost Award):

(i)	unless it is a Vested Award; and

(ii)	before the Release Date except where Rule 10 (Leaving employment) or Rule 11 (Change of Control and liquidation) applies.

7.3	Cessation of Restrictions

The Award Shares of a Restricted Award may not cease to be subject to the Restrictions:

(i)	unless they are Vested Shares; and

(ii)	before the Release Date except where Rule 10 (Leaving employment) or Rule 11 (Change of Control and liquidation) applies.

7.4	Lapsing of Awards

(A)	If all or part of a Nil-cost Award lapses under any Rule, it (or, as the case may be, the relevant part of it) may not be exercised subsequently under any other Rule other than as referred to in (E).

(B)	If all or part of a Conditional Award (which is not a Nil-cost Award) lapses under any Rule, the Award Shares subject to it (or, as the case may be, the relevant part of it) may not be released subsequently under any other Rule other than as referred to in (E).

(C)	If all or part of a SAR Award (which is not a Nil-cost Award) lapses under any Rule, no cash amount shall be payable in respect of it (or, as the case may be, the relevant part of it) subsequently under any other Rules other than as referred to in (E).

(D)	If all or part of a Restricted Award lapses under any Rule, the Award Shares subject to it (or as the case may be, the relevant part of it) will be forfeited immediately for no payment. For the avoidance of any doubt, if any Shares subject to a Restricted Award are forfeited under any Rule, the Participant will cease to have any rights to those Shares.

(E)	A Participant may release a Conditional Award or a SAR Award in consideration of the grant of a new award in accordance with Rule 12 (Substitute awards following change of Control) within the time allowed by that Rule notwithstanding the provisions of Rule 11 (Change of Control and liquidation).

7.5	Share dealing code

(A)	Unless the vesting or exercise of an Award and the subsequent delivery of Shares in respect of it do not give rise to any dealings which would be prohibited under the Model Code, an Award shall not vest or be exercised on any day which is a Close Period. If an Award would, but for this Rule 7.5, have vested on a day which is in a Close Period, the day on which the Award vests will be the first Dealing Day following the end of the Close Period.

(B)	For the purpose of this Rule 7.5, Close Period means, in relation to a Participant, a period when dealings in Shares are prohibited under the UK Listing Authority’s Model Code on dealings or under any statute, regulation or similar code to which the Company is subject.

(C)	The restriction in (A) does not apply to a Restricted Award if it would result in the Release Date of that Restricted Award being deferred until later than the day before the fifth anniversary of its Grant Date.

(D)	For the avoidance of doubt the restriction in (A) will cease as soon as the buying or selling of securities by a director or employee of the Company would no longer breach the Model Code.

(E)	In relation to an Participant who is a US Taxpayer, the vesting of Award Shares which constitute nonqualified deferred compensation within the meaning of section 409A of the Internal Revenue code may only be delayed if the Committee reasonably anticipates that the transfer of the Award Shares will violate applicable law or is otherwise permitted under section 409A.

8.	ADJUSTMENT AND CLAWBACK OF AWARDS

8.1	Review of Awards

8.1.1	Prior to the Release Date, the Committee may, in its absolute discretion, determine that an Award should be adjusted if it decides that:

(i)	a business decision taken during the period between the Grant Date and the Release Date in respect of that Award by the business unit in which the Participant works at the time of the decision has resulted in a material breach of any law, regulation, code of practice or other instrument which applies to companies or individuals within the business unit;

(ii)	there is a materially adverse restatement of the accounts for any year during the period between the Grant Date and the Release Date for that Award:

(a)	of the business unit in which the Participant worked at any time in that year; and/or

(b)	of any member of the Group which is attributable to incorrect information about the affairs of that business unit; and/or

(iii)	any matter arises which the Committee believes affects or may affect the reputation of the Company or any member of the Group.

8.1.2	If rule 8.1.1 applies, the Committee will make the same decision in respect of all Participants who work for the same business unit at the time of the decision.

8.2	Postponement of Release Date

Where a Participant’s Award is being reviewed in accordance with Rule 8.1 its Release Date shall be postponed until the Committee has made its determination, provided that the Committee shall confirm to the Participant the latest date the Release Date may be postponed to.

8.3	Adjustment of Awards

Following any review under Rule 8.1, the Committee may determine that any Award which has not yet Vested be adjusted, by reducing the number of Shares in respect of that Award as the Committee believes to be appropriate (including to zero). The Shares which may be adjusted may include any Shares which represent any dividends in accordance with Rule 6.2. Any Participant affected by an adjustment will be notified of this in writing as soon as practicable.

8.4	Clawback

Unless the Committee determines otherwise at the time an Award is made, the Committee may exercise its powers under this Rule 8.4 in respect of any Award made to a Participant who is a member of the Group Executive Committee.

This Rule 8.4 applies in circumstances where at any time before the fifth anniversary of the Grant Date for the Award, the Committee determines in its absolute discretion that either (i) there is a materially adverse restatement of the Company’s published accounts in respect of any Financial Year which (in whole or part) comprised part of that five year period or (ii) it becomes apparent that a material breach of a law or regulation took place during that five year period which resulted in significant harm to the Company or its reputation.

If this Rule 8.4 applies then the Committee may, to the extent that it considers appropriate, taking account of the extent of each Participants’ responsibility for the relevant restatement or breach, determine in its absolute discretion in respect of any Awards which have vested that the relevant Participant must repay to the Company by way of clawback an amount in cash up to the net value of the Shares he received at the date the Award vested (based on the share price at that date) after deductions were made for tax and employee social security contributions.

Following any such determination the Participant shall make payment of the relevant amount within 28 days of the Participant being given notice of such determination. If a Participant should fail to make payment within that period then, without prejudice to any other remedies which the Company may have, the Committee may make a reduction of an equivalent amount to (i) any unvested Awards which the Participant may have under any employee share scheme operated by the Company and/or (ii) any future bonus payment which would otherwise have been payable, and/or (iii) any salary payments or other remuneration which are due or would otherwise have been payable, in each case, to the extent permitted under applicable law.

9.	EXERCISE OF AWARDS OR RELEASE OF SHARES

9.1	Exercise of Nil-cost Award

(A)	This Rule applies where a Participant holds a Nil-cost Award.

(B)	The Participant may exercise his Vested Award during the Exercise Period or at such other times as the Rules permit. Where an Award is exercisable, it may be exercised in whole or in part and from time to time.

(C)	To exercise a Vested Award, a Participant must give notice to the Company or to such other person as the Committee may direct. As soon as reasonably practicable after receipt of the notice, the Company must tell the Trustee if the Trustee is the Grantor. The notice of exercise must be in such form, and be accompanied by such other documents, as the Committee may decide.

(D)	Unless the Company and the Participant agree a later date, the date of exercise of an Award will (subject to (E)) be the date on which the notice of exercise, complete in all material respects is received by the Company (or by such other person as the Committee may have directed).

(E)	The Committee may limit the number of days (each an exercise date) in each month on which Awards may be exercised but there must be at least two exercise dates in each month. The Committee may also stipulate that, in order to exercise an Award on an exercise date, the notice of exercise, complete in all material respects, must be received by the Company (or by such other person as the Committee may have directed) a specified number of days (not exceeding seven) prior to that exercise date failing which, unless the Committee otherwise permits, the notice of exercise will not take effect until the next following exercise date.

(F)	A Vested Award, if and to the extent not previously exercised, will be deemed to have been exercised on the last day of the Exercise Period or, if earlier, on the dates specified in Rules 10 (Leaving employment) and 11 (Change of Control and liquidation).

9.2	Release or transfer of Vested Shares

(A)	Subject to Rule 9.5, within 30 days of the Release Date of a Conditional Award that is not a Nil-cost Award (or at such other times as the Rules provide), the Company must transfer the Vested Shares to the Participant, or arrange for those Shares to be transferred, to the Participant or to someone else chosen by the Participant. In the case of a US Taxpayer, the Vested Shares must be transferred in the same tax year as the Release Date (or the event which, under the Rules, provides for the Vested Shares to be transferred).

(B)	Subject to Rule 9.5, within 30 days of the date of exercise (or deemed exercise) of a Nil-cost Award, the Company must transfer the Shares to which the Participant is entitled on that exercise (or deemed exercise), or arrange for those Shares to be transferred, to the Participant or to someone else chosen by the Participant.

(C)	The Vested Shares of a Participant’s Restricted Award will cease to be subject to the Restrictions on the Release Date or at such other times as the Rules specify. As soon as reasonably practicable afterwards, the Company must procure that:

(i)	if the Vested Shares are registered in the name of another person, those Shares are transferred to the Participant or to someone else chosen by him; and

(ii)	if the Vested Shares are registered in the name of the Participant but the share certificates relating to those Shares are held by another person, those share certificates are delivered to the Participant.

(D)	The obligations under (A), (B) and (C) are, however, subject to:

(i)	any necessary consents or approvals as may be required by any competent authority having first been obtained;

(ii)	the Participant having complied with the terms of the Award; and

(iii)	some of the Shares being sold in accordance with Rule 9.4.

9.3	Payment of SAR Award

(A)	Subject to (D) and Rule 9.4, within 30 days of the relevant date (see (B)), the Company must pay the Participant, or arrange that there is paid to the Participant, a cash sum of an amount calculated according to the following formula:

(MV × C) - E

where MV	is the market value (see (C)) of a Share on such date as the Committee may select falling within a period of 30 days starting with the relevant date (see (B));

C is the number of Vested Shares or, as the case may be, the number of Vested Shares in respect of which the Award is exercised or is deemed to have been exercised; and

E         is an amount equal to the expenses (as determined by the Company) that would have been incurred in selling on the date on which the market value of a Share is to be determined a number of Shares equal to the number of Vested Shares or, as the case may be, the number of Vested Shares in respect of which the Award is exercised or is deemed to have been exercised.

(B)	The relevant date is:

(i)	the Release Date in the case of a SAR Award that is not a Nil-cost Award; and

(ii)	the date of exercise (or deemed exercise) in the case of a Nil-cost Award;

or, in either case, such earlier date as the Rules may provide.

(C)	The market value of a Share on any date is the lowest price at which transactions in Shares take place on the UK Stock Exchange on that date.

(D)	The Company may determine that some or all of the amount otherwise payable to the Participant under (A) will instead be satisfied by the issue or transfer to the Participant (or to someone else chosen by him) of Shares. For each such Share, the amount otherwise payable will be reduced by the market value (determined in accordance with (C)) of a Share.

9.4	Withholding obligations

(A)	This Rule applies in either of the following situations:

(i)	if the Committee considers that any person may have to make a payment to the appropriate authorities on account of the Participant’s liability to tax, duties, social security contributions or other amounts in respect of any of the following:

(a)	an Award becoming exercisable or being exercised;

(b)	Award Shares becoming Vested Shares;

(c)	Award Shares ceasing to be subject to the Restrictions; or

(d)	any other event in connection with an Award; or

(ii)	if the Award has been granted subject to a condition that the Participant must reimburse any person for some or all of the NIC Liability arising on any event in connection with his Award or if the Participant has subsequently agreed to do so or if he has entered into an election to transfer some or all of that NIC Liability to himself.

(B)	Subject to (C), the Participant must either pay that person the amount which it needs to pay (or has paid) the appropriate authorities or agree to other arrangements approved by the Company.

If he does not do so within such period as is specified by the Company, then, in the case of a SAR Award, the appropriate deduction will be made from the payment otherwise due to him. In the case of any other Award, he will be deemed to have authorised the disposal of such number of his Award Shares as is necessary to ensure that the net proceeds of sale of those Shares are as nearly as possible equal to the amount due to (or paid to) the appropriate authorities, or as are required to ensure that the Participant complies with his obligations, and the payment of the net proceeds of sale to that person.

(C)	If the Participant is a US Taxpayer and either:

(i)	in the case of a Conditional Award, the relevant even occurs before the date on which the Award Shares may first be transferred to him under the Rules; or

(ii)	in the case of a Restricted Award, the relevant event occurs before the date on which the Award Shares cease to be subject to Restrictions,

he will be deemed to have authorised the disposal of such number of his Award Shares as is necessary to ensure that the net proceeds of sale of those Shares are as nearly as possible equal to the amount due to (or paid to) the appropriate authorities, or as are required to ensure that the Participant complies with his obligations, and the payment of the net proceeds of sale to that person.

9.5	Cash or Share Alternative

(A)	This Rule applies in either of the following circumstances:

(i)	if the Company and the Participant agree that it should; or

(ii)	if the issue or transfer of Shares in respect of a Conditional Award would be contrary to any laws or regulations or would involve the Company in costs which, in the opinion of the Committee, are disproportionate; or

(iii)	if the issue or transfer of Shares would result in tax disadvantages for either the Participant or the Company which might be mitigated by the application of this Rule.

(B)	The Committee may decide that, instead of the Shares to which the Participant would otherwise be entitled, the Participant will be paid the cash alternative by his employing company. The cash alternative will be found using the formula set out in Rule 9.3 with any necessary changes.

(C)	Subject to Rule 9.4, as soon as reasonably practicable after the Committee has made its decision, the Company must procure that the Participant’s employing company pays the Participant the cash alternative.

(D)	The Company may determine that some or all of the amount otherwise payable to the Participant under (B) will instead be satisfied by the issue or transfer to the Participant (or to someone else chosen by him) of Shares. For each such Share, the amount otherwise payable will be reduced by the market value (determined in accordance with Rule 9.3(C)) of a Share.

10.	LEAVING EMPLOYMENT

10.1	Leaving employment - general

(A)	If a Participant’s employment within the Group ends for any reason whatsoever his Award will lapse on the date on which his employment ends (the termination date) unless any of the following provisions of Rule 10 apply.

(B)	If all of the following conditions are satisfied:

(i)	a Participant ceases to be employed within the Group;

(ii)	but for this Rule, his Award would lapse (in whole or in part) on the termination date; and

(iii)	under the laws of the country in which the Participant works or lives or to which he is subject, such lapsing is unlawful or may render the Participant’s employer liable to some disadvantage,

the Committee may take such action as it considers appropriate (to the minimum extent necessary to comply with those laws or to ensure that the employer is not liable to that disadvantage) including (without limitation) deciding that the Award will become a Vested Award and that the Participant may exercise his Award (in the case of a Nil-cost Award) or may retain his Shares (in the case of a Restricted Award).

10.2	Leaving employment - Vested Awards

(A)	This Rule applies if a Participant’s employment within the Group ends at a time when he holds a Vested Award and his employment ends for any reason other than for Cause or because of his death.

(B)	Subject to (C), if the Award:

(i)	is a Nil-cost Award, the Participant may exercise it in accordance with Rule 9.1 (Exercise of Nil-cost Award) during the period of 12 months (or during such shorter period as the Committee may decide) starting on the Release Date or, if later, the termination date on which his employment ended; on the last day of that period, the Award will, if and to the extent not already exercised, be deemed to have been exercised;

(ii)	is a Conditional Award that is not a Nil-cost Award, the Vested Shares subject to it will be transferred to the Participant in accordance with Rule 9.2 (Release or transfer of Vested Shares) within 30 days of the Release Date;

(iii)	is a SAR Award that is not a Nil-cost Award, the Company will pay, or procure that there is paid, the cash amount in respect of the Vested Shares in accordance with Rule 9.3 (Payment of SAR Award) within 30 days of the Release Date; and

(iv)	is a Restricted Award, the Vested Shares will cease to be subject to the Restrictions on the Release Date (if that has not already occurred) and Rule 9.2 (Release or transfer of Vested Shares) will apply accordingly.

(C)	The number of Vested Shares will be determined as at the termination date and the Award will lapse on the termination date in respect of any Unvested Shares.

10.3	Leaving employment - Unvested Awards

(A)	This Rule applies if a Participant’s employment within the Group ends at a time when he holds an Unvested Award and his employment ends:

(i)	for a Permitted Reason; or

(ii)	for any reason other than a Permitted Reason or death or Cause and the Committee, acting fairly and reasonably, decides that this Rule will apply in relation to that Award.

(B)	The Participant may retain his Unvested Award and it will continue to vest at the normal date for vesting under Rule 6, unless the Committee decide that the Award will vest on the date of cessation of employment in which case any Performance Target will be assessed at the date of cessation.

(C)	In relation to a US Taxpayer, the Participant’s Award will become a Vested Award (if at all) as determined in accordance with Rule 6 (Vesting of Shares).

(D)	If an Award becomes a Vested Award in accordance with this Rule then:

(i)	where the Award was subject to a Performance Target, the measurement of that target will be undertaken at the normal time unless the Committee decide otherwise, and the Award will only vest in relation to the extent to which the Performance Target is satisfied;

(ii)	the number of Shares will be reduced by the Service Factor, unless the Committee decide that a higher number should vest; and

(iii)	Rule 10.2(B) will apply with the necessary changes.

10.4	Death of a Participant

(A)	This Rule applies if a Participant dies:

(i)	whilst employed within the Group; or

(ii)	after having ceased to be employed within the Group but holding an Award which has not lapsed.

(B)	If the Participant dies holding an Unvested Award then that Award will become a Vested Award at the date of death but the number of Shares vesting will be reduced by the Service Factor, unless the Committee decide that a higher number should vest.

(C)	In relation to a US Taxpayer, the Committee must decide whether, and to what extent, his Unvested Award will become a Vested Award. To the extent to which it does, the Vested Shares (together with the Vested Shares of any of the Participant’s other Awards) must be transferred to the Participant’s personal representatives within 90 days of the Participant’s death. If and to the extent that the Award does not become a Vested Award, it will lapse.

(D)	If the Participant dies holding a Vested Award or an Unvested Award that becomes a Vested Award according to (B), Rule 10.2(B) will apply with the necessary changes as if references to the Release Date were to the date of the Participant’s death or such later date as the Committee may select having regard to the practicalities of the winding up of the Participant’s estate.

11.	CHANGE OF CONTROL AND LIQUIDATION

11.1	Exercise of Awards or release of Shares

(A)	This Rule applies in any of the following circumstances:

(i)	if any person (either alone or together with any person acting in concert with him) obtains Control of the Company or, already having Control of the Company, makes a general offer to acquire all of the Shares other than those which are already owned by him and/or any person acting in concert with him;

(ii)	if the court approves a compromise or arrangement between the Company and its members under section 899 (Court sanction for compromise or arrangement) of the CA 2006; or

(iii)	if a resolution is passed for the winding-up, or an order is made for the compulsory winding-up, of the Company;

and the date on which any of these events happens is called for the purposes of Rule 11 the relevant date.

(B)	If the Participant has an Award that is an Unvested Award, it will become a Vested Award:

(i)	where it is subject to a Performance Target, to the extent that such Performance Target is satisfied; and

(ii)	the number of Shares in respect of which the Award may become a Vested Award will be reduced by the Service Factor;

unless the Committee decide that it should become a Vested Award in respect of a greater number of Shares.

(C)	If the Participant has an Award that is a Vested Award or becomes a Vested Award according to this Rule, then:

(i)	if the Award is a Nil-cost Award, he may exercise it in accordance with Rule 9.1 (Exercise of Nil-cost Award) during the appropriate period (see (E)); on the last day of that period, the Award will, if and to the extent not already exercised, be deemed to have been exercised;

(ii)	if the Award is a Conditional Award that is not a Nil-cost Award, the Vested Shares subject to it will be transferred to the Participant in accordance with Rule 9.2 (Release or transfer of Vested Shares) within 30 days after the relevant date;

(iii)	if the Award is a SAR Award that is not a Nil-cost Award, the Company will pay, or procure that there is paid, the cash amount in accordance with Rule 9.3 (Payment of SAR Award) within 30 days after the relevant date; and

(iv)	if the Award is a Restricted Award, the Award Shares will cease to be subject to the Restrictions on the relevant date and Rule 9.2 (Release or transfer of Vested Shares) will apply accordingly.

(D)	Where a Participant exercises (or is deemed to exercise) his Award in accordance with this Rule in a case falling within (A)(iii), he will be entitled to share in the Company’s assets in the same way as he would have been entitled to had the Shares been registered in his name before the resolution was passed or the order was made.

(E)	The appropriate period is:

(i)	in a case falling within (A)(i), the period of six months starting on the relevant date unless the offeror gives notice to shareholders in the manner prescribed by Chapter 3 (“Squeeze-out” and “sell-out”) of CA 2006, in which event the period will end 30 days after that notice is given;

(ii)	in a case falling within (A)(ii), such period as the Committee may decide starting not earlier than the date on which the compromise or arrangement is sanctioned by the court and ending not later than six months after the date on which it becomes effective; and

(iii)	in a case falling within (A)(iii), the period of 60 days starting on the relevant date.

(F)	Notwithstanding the earlier provisions of this Rule, if the Participant is a US Taxpayer, the Shares subject to any Award which constitutes “nonqualified deferred compensation” within the meaning of section 409A of the Internal Revenue Code may only be transferred to the Participant under this Rule if the events listed in (A) constitute a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation”, within the meaning that such phrase has for the purposes of section 409A.

11.2	Lapsing of Awards

(A)	Unless it is exchanged (whether before or after the date on which it would otherwise lapse) for a new award under Rule 12 (Substitute awards following change of Control), a Participant’s Award will lapse if and to the extent that it does not become a Vested Award in accordance with Rule 11.1(B).

(B)	If and to the extent that a Restricted Award does not become a Vested Award in accordance with Rule 11.1(B), the Participant will immediately forfeit the Shares unless the Committee decides that the value received in respect of those Shares will be treated as forming part of the Award Shares.

11.3	Overriding provision

(A)	This Rule applies if all of the following conditions are met:

(i)	the events referred to in Rule 11 are part of an arrangement which will mean that the Company will be under the Control of another company;

(ii)	the persons who owned Shares in the Company immediately before the Change of Control will immediately afterwards own more than 75% of the shares in that other company; and

(iii)	Participants are to be offered substitute awards under Rule 12 (Substitute awards following change of Control).

(B)	Notwithstanding the earlier provisions of this Rule 11, the Committee may decide that Unvested Awards will not become Vested Awards.

12.	SUBSTITUTE AWARDS FOLLOWING CHANGE OF CONTROL

12.1	Application of Rule 12

Rule 12 applies if a company (the acquiring company):

(i)	obtains Control of the Company as a result of making a general offer to buy the whole of the issued share capital of the Company which is made on a condition which, if met, will give the acquiring company Control of the Company; or

(ii)	obtains Control of the Company as a result of making a general offer to buy all the Shares; or

(iii)	obtains Control of the Company as a result of a compromise or arrangement approved by the court under section 899 (Court sanction for compromise or arrangement) of the CA 2006; or

(iv)	becomes bound or entitled to acquire shares in the Company under Chapter 3 (“Squeeze-out” and “sell-out”) of the CA 2006.

The acquiring company’s offer under (i) or (ii) need not extend to shares which are already owned by it, its Holding Company or by its Subsidiaries or those of its Holding Company.

12.2	Release of Awards

With the agreement of the acquiring company, a Participant may release his Award (the old award) in return for the grant to him of another award (the new award) over shares in the acquiring company or some other company.

12.3	Deemed release

If a Participant’s old award is an Unvested Award, the Committee may determine that the Participant will be deemed to have agreed to the release of his old award in return for the grant of a new award under Rule 12.

12.4	Consequences of release

If a Participant is granted a new award under Rule 12:

(i)	the new award will vest or be exercisable in the same way as the old award;

(ii)	the new award will be subject to the provisions of the Plan as they have effect in relation to the old award immediately before its release;

(iii)	the Rules will apply to the new award as if references to Shares were references to the shares in respect of which the new award is granted;

(iv)	the Rules will apply to the new award as if references to the Company (including any such references as occur in expressions which are defined in Rule 1.1 (Definitions) and are used in those Rules) were references to the company in respect of whose shares the new award is granted; and

(v)	the Rules will apply with such adjustments as the Committee may decide.

13.	VARIATION OF CAPITAL

13.1	Application of Rule 13

Rule 13 applies if there is a variation in the share capital of the Company or in such other circumstances as the Committee considers appropriate.

13.2	Adjustment of Awards (other than Restricted Awards)

Subject to Rules 13.3, the Committee may adjust each Award (other than a Restricted Award) in any way that it thinks appropriate. The Committee’s decision will be final. In the case of Awards granted by the Trustee, the Committee must, however, get the Trustee’s agreement beforehand.

13.3	Restriction on adjustment

In relation to the Awards of US Taxpayers, any adjustment must be consistent with the requirements of section 409A of the Internal Revenue Code.

13.4	Notification of adjustment

The Company must tell each Participant of any adjustment to his Award as soon as possible after the Committee’s decision.

14.	GENERAL

14.1	Non-transferability of Awards

(A)	An Award is personal to the Participant and his personal representatives. It will lapse immediately if:

(i)	the Participant transfers it or creates any interest in it in favour of any third party; or

(ii)	a bankruptcy order is made in respect of him or any similar event occurs under the laws of any country other than England.

(B)	In the case of a Restricted Award, any reference in the Rules to an Award being transferred is to be taken as a reference to transferring the Award Shares.

14.2	Relationship to contract of employment

(A)	Participation in the Plan is a matter entirely separate from, and does not affect, a Participant’s terms of employment. If a Participant ceases to be entitled to exercise his Award or to receive Shares or the Award Shares are forfeited because his employment ends (whether fairly, unfairly, lawfully, unlawfully or wrongfully) or for any other reason, he will not be entitled to any compensation by reference to the rights granted to, or the benefits capable of being received by, him under the Plan or for the loss of such rights or benefits.

(B)	Participation in the Plan does not affect a Participant’s rights (whether beneficially or adversely) under any pension scheme which relates to his employment. In particular (but without limitation), the contributions payable to such a pension scheme by his employer, and the benefits provided to or in respect of the Participant under the pension scheme, are not to be increased as a result of the Participant’s participation in the Plan or the benefits received by him under the Plan. By accepting an Award, the Participant agrees to these terms.

14.3	Notices and circulars to shareholders

The Company need not give Participants copies of any documents sent by the Company to its shareholders. However, the Company must give Participants written notice of any events which entitle them to exercise their Awards under Rule 11 (Change of Control and liquidation).

14.4	Costs

The Company must pay the costs of preparing and running the Plan. It may, however, require Participating Employers to share the costs on such a basis as the Committee considers fair.

14.5	Notices to Eligible Employees and Participants

(A)	Any notice or document to an Eligible Employee or Participant may be given either personally or through the internal post or by sending it by ordinary post, e-mail or facsimile or by other electronic means (including the internet and the intranet) to the address or number given by that person.

(B)	Where a notice or document is sent to an Eligible Employee or Participant by ordinary post, it will be treated as being received 72 hours after it was put into the post properly addressed and stamped. In all other cases, the notice or document will be treated as received when it is given.

(C)	All notices and documents given or sent to Eligible Employees or Participants will be given or sent at the risk of the addressee. Neither the Company nor any of its Subsidiaries nor the Trustee has any liability in respect of any notice or document given or sent, nor any obligation to check that the addressee actually receives it.

14.6	Notices to Company and Trustee

(A)	A notice or document to the Company or the Trustee must be given by such means as the Committee may from time to time decide. Such means may include, but are not limited to, delivering it personally or through the internal post to the recipient’s registered office or principal place of business or by sending it by facsimile or e-mail or other electronic means (including the internet and the intranet).

(B)	Unless otherwise agreed by the Company, a notice or document will only be effective once it is received by the recipient.

(C)	All notices and documents given or sent to the Company or the Trustee will be given or sent at the risk of the sender. Neither the Company nor any of its Subsidiaries nor the recipient has any liability in respect of any notice or document given or sent, nor any obligation to check that the addressee actually receives it.

15.	CHANGING AND ENDING THE PLAN

15.1	Power of change - general

Subject to the limitations in Rule 15.3, the Committee may change the Plan in any way.

15.2	Power of change - sub-plans

In exercise of the power of change, the Committee may create sub-plans.

15.3	Power of change - limitations

(A)	The approval of the Company in general meeting must be obtained before making any change to the following provisions:

(i)	amending Rule 2 (Eligibility) so directors of the Company may participate;

(ii)	amending Rule 5 (Use of Shares) so that Awards may be satisfied by the issue of new Shares or the transfer of treasury Shares.

(B)	Subject to the exceptions in Rule 15.4, no change may be made which would affect adversely any of the subsisting rights of a Participant except either with his written consent or with the consent of most of the Participants affected by the change.

15.4	Power of change - exceptions

The Committee may:

(i)	change the Plan to take account of any changes to any relevant law;

(ii)	change the Plan to get or keep favourable tax, exchange control or regulatory treatment for Participants or any member of the Group;

(iii)	make minor changes to the Plan to ease its administration or to correct clerical errors; and

(iv)	make changes to the Plan to allow it to operate effectively in other jurisdictions.

15.5	Notification of changes

The Company must tell a Participant about any change which affects his rights.

15.6	Ending the Plan

The Committee may end the Plan at any time in which case no further Awards will be granted. In all other respects, the Plan will remain in force.